Rand Logistics, Inc.

RAND LOGISTICS REPORTS SECOND QUARTER FISCAL 2011 FINANCIAL RESULTS

New York, NY – November 10, 2010 – Rand Logistics, Inc. (Nasdaq: RLOG) (“Rand”) today announced financial and operational results for the second quarter of fiscal 2011 ended September 30, 2010.

Quarter Ended September 30, 2010 Financial Highlights
Versus Quarter Ended September 30, 2009

•
Marine freight revenue (excluding fuel and other surcharges, and outside charter revenue) was $30.3 million, an increase of 7.7% from $28.1 million. The increase in marine freight revenue was due in large part to an 8.1% increase in sailing days.

•
Marine freight revenue per sailing day decreased by $101, or 0.4%, to $28,035 from $28,136. This decrease was attributable to inefficiencies in trade patterns due to recent mechanical incidents, offset by a stronger Canadian dollar and price increases.

•
Vessel operating expenses per sailing day increased by $4,534, or 23.1%, to $24,142 from $19,608. This increase was primarily attributable to the costs of mechanical incidents, assessments from one of our insurance carriers, the higher costs of a stronger Canadian dollar and higher fuel costs.

•	Operating income plus depreciation and amortization decreased by $4.0 million to $8.2 million from $12.2 million.

Six Months Ended September 30, 2010 Financial Highlights
Versus Six Months Ended September 30, 2009

•
Marine freight revenue (excluding fuel and other surcharges, and outside charter revenue) was $58.7 million, an increase of 12.3% from $52.3 million. The increase in marine freight revenue was attributable to a stronger Canadian dollar and price increases offset by inefficiencies in our trade patterns due to recent mechanical incidents.

•
Marine freight revenue per sailing day increased by $561 or 2.1%, to $27,905 from $27,344, as a result of a 10.0% increase in sailing days, a stronger Canadian dollar and price increases constrained by inefficiencies in our trade patterns due to recent mechanical incidents.

•
Vessel operating expenses per sailing day increased by $4,023, or 20.5%, to $23,633 from $19,610, primarily attributable to the costs of the recent mechanical incidents, assessments from one of our insurance carriers, the higher costs of a stronger Canadian dollar and higher fuel costs.

•	Operating income plus depreciation and amortization (excluding a GE Amendment Fee of $446,000 in fiscal 2010) decreased by $2.1 million to $17.0 million from $19.1 million.

Management Comments
Scott Bravener, President of Lower Lakes stated, “As previously announced, we experienced unrelated mechanical incidents on five of our vessels during the first half of fiscal year 2011. The financial impact of these incidents, including repair costs after net insurance reimbursements, the foregone time and revenue, and the inefficiencies created in trade patterns, will result in a shortfall of full year fiscal 2011 results compared to the prior year. Given the unprecedented number and timing of these incidents, we expect that the cumulative magnitude is non-recurring. While we cannot eliminate all incidents, I believe that we have the processes in place to reduce future occurrences of such mechanical incidents to a level more consistent with our historic experience. We are extremely disappointed with the financial impact of the mechanical incidents that have occurred during the current sailing season, but believe there to be no common deficiency in maintenance, oversight or processes. Including our upcoming winter investments, we will have spent approximately $60 million on fleet modernization over the last five years and four of our vessels will have been repowered since 2000. We have evaluated, and continue to review, all aspects of our operations, oversight and maintenance procedures to minimize the risk and cost of future incidents. In response to $1.3 million of insurance assessments incurred, we continue to evaluate our risk and insurance programs to ensure we have optimal coverage to carefully balance premiums, coverage and variability of earnings impact from incidents.”

“We are pleased to announce that we experienced an overall increase in demand in our markets during the first half of the current sailing season, as compared to the same period last year, when a weakened economy delayed the start of the 2009 sailing season. As a result of this increased customer demand, and despite the lost time constraint of the aforementioned mechanical incidents, we experienced a 10.0% increase in the number of sailing days compared to the same year-ago period, resulting in a 6.8% increase in freight revenue, excluding the impact of currency, during the first half of fiscal year 2011.”

Outlook
Laurence S. Levy, Chairman and CEO of Rand commented, “While the incidents that have occurred in the current sailing season will negatively impact fiscal year 2011 financial results, we continue to believe that the long term fundamentals of the business and our end markets remain strong. Accordingly, these incidents will not have an impact on our future earnings potential. We are pleased to announce we are on track with plans to convert our last steam powered vessel, the SS Michipicoten, to diesel power beginning in December 2010, and estimate that this $15 million investment will generate an annual return on invested funds in the mid teens, which significantly exceeds our marginal cost of capital and therefore will be accretive to our common stockholders. As previously stated, subsequent to the repowering of the Michipicoten, we are projecting to generate between $0.90 and $1.00 of free cash flow per share per year, assuming no drastic deterioration in economic conditions. In addition, we continue to pursue other long term contractual business which will allow us to further increase vessel utilization and allow for further growth as the economy continues to rebound. Based on current customer demand, and taking into account the unusual nature of the mechanical incidents experienced in the first half of this fiscal year, we remain confident in our ability to operate our fleet closer to our 3,300 sailing days per year theoretical maximum upon the launch of the repowered Michipicoten in fiscal 2012, as compared to fiscal 2011, which will enable us to continue improving the efficiency of our vessels.”

Rand Logistics, Inc.
Summary Statements of Operations (Unaudited)
(U.S. Dollars 000’s except for Shares and Per Share data)

	Three months ended September 30,		Six months ended September 30,
	2010	2009	2010	2009
Revenue
Freight and related revenue	$30,306	$28,136	$58,712	$52,281
Fuel and other surcharges	6,321	5,467	12,685	8,776
Outside voyage charter revenue	2,168	2,640	4,206	4,437
	38,795	36,243	75,603	65,494
Expenses
Outside voyage charter fees	2,170	2,634	4,201	4,420
Vessel operating expenses	26,097	19,608	49,724	37,494
Repairs and maintenance	-	63	44	717
General and administrative	2,313	1,796	4,664	4,193
Depreciation and amortization of drydock costs and intangibles	2,746	3,404	5,511	6,399
Loss(gain) on foreign exchange	19	(39)	5	8
	33,345	27,466	64,149	53,231
Operating Income	5,450	8,777	11,454	12,263

Net income applicable to common stockholders	$5,055	$5,420	$7,963	$7,262
Net income per share – basic	$0.38	$0.42	$0.59	$0.56
Net income per share – diluted	$0.36	$0.38	$0.57	$0.53

Management will host a conference call to discuss the results at 8:30 a.m. ET on Wednesday, November 10, 2010. Interested parties may participate in the conference call by dialing 877-218-9317 (706-758-6006 for international callers), Conference ID# 23455679. Please dial in 10 minutes before the call is scheduled to begin.

A telephonic replay of the conference call may be accessed approximately two hours after the completion of the call through January 10, 2011. Dial 800-642-1687 (706-645-9291 for international callers), Conference ID# 23455679, to access the phone replay.

The conference call will be webcast simultaneously on the Rand Logistics, Inc. website at www.randlogisticsinc.com/presentations.html.  The webcast replay will be archived for 12 months.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 16, 2010.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of ten self-unloading bulk carriers, including eight River Class vessels and one River Class integrated tug/barge unit, and three conventional bulk carriers, of which one is operated under a contract of affreightment.  The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company’s vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Marine Act – which requires only Canadian registered and crewed ships to operate between Canadian ports.

CONTACT: Rand Logistics, Inc. Laurence S. Levy, Chairman & CEO Edward Levy, President (212) 644-3450	-OR-	INVESTOR RELATIONS COUNSEL: Lesley Snyder (212) 863-9413 LSnyder@randlogisticsinc.com

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Rand Logistics, Inc.
Consolidated Statements of Operations (Unaudited)
(U.S. Dollars 000’s except for Shares and Per Share data)

	Three months ended September 30,		Six months ended September 30,
	2010	2009	2010	2009
REVENUE
Freight and related revenue	$30,306	$28,136	$58,712	$52,281
Fuel and other surcharges	6,321	5,467	12,685	8,776
Outside voyage charter revenue	2,168	2,640	4,206	4,437
TOTAL REVENUE	38,795	36,243	75,603	65,494

EXPENSES
Outside voyage charter fees	2,170	2,634	4,201	4,420
Vessel operating expenses	26,097	19,608	49,724	37,494
Repairs and maintenance	-	63	44	717
General and administrative	2,313	1,796	4,664	4,193
Depreciation	1,774	2,373	3,558	4,381
Amortization of drydock costs	684	602	1,374	1,180
Amortization of intangibles	288	429	579	838
Loss (gain) loss on foreign exchange	19	(39)	5	8
	33,345	27,466	64,149	53,231
OPERATING INCOME	5,450	8,777	11,454	12,263

OTHER (INCOME) AND EXPENSES
Interest expense	1,369	1,482	2,658	2,911
Interest income	(7)	(4)	(23)	(5)
Loss (gain) on interest rate swap contracts	78	(296)	377	(1,569)
	1,440	1,182	3,012	1,337

INCOME BEFORE INCOME TAXES	4,010	7,595	8,442	10,926
PROVISION (RECOVERY) FOR INCOME TAXES
Current	98	69	174	69
Deferred	(1,724)	1,629	(817)	2,675
	(1,626)	1,698	(643)	2,744
NET INCOME BEFORE PREFERRED STOCK DIVIDENDS	5,636	5,897	9,085	8,182
PREFERRED STOCK DIVIDENDS	581	477	1,122	920
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS	$5,055	$5,420	$7,963	$7,262

Net income per share basic	$0.38	$0.42	$0.59	$0.56
Net income per share diluted	$0.36	$0.38	$0.57	$0.53
Weighted average shares basic	13,450,376	12,909,014	13,446,508	12,900,020
Weighted average shares diluted	15,869,731	15,328,369	15,865,863	15,319,375

Rand Logistics, Inc.
Consolidated Balance Sheets (Unaudited)
 (U.S. Dollars 000’s except for Shares and Per Share data)

	September 30,	March 31,
	2010	2010
ASSETS
CURRENT
Cash and cash equivalents	$15,837	$943
Accounts receivable	18,199	3,922
Prepaid expenses and other current assets	4,221	3,506
Income taxes receivable	31	159
Deferred income taxes	515	262
Total current assets	38,803	8,792

PROPERTY AND EQUIPMENT, NET	95,824	98,479
DEPOSITS ON PURCHASE OF EQUIPMENT	46	-
LOAN TO EMPLOYEE	250	250
OTHER ASSETS	535	541
DEFERRED INCOME TAXES	9,075	8,583
DEFERRED DRYDOCK COSTS, NET	5,692	7,129
INTANGIBLE ASSETS, NET	13,526	14,000
GOODWILL	10,193	10,193

Total assets	$173,944	$147,967
LIABILITIES
CURRENT
Bank indebtedness	$-	$-
Accounts payable	6,368	7,864
Accrued liabilities	13,057	11,085
Interest rate swap contracts	2,666	2,298
Income taxes payable	-	266
Deferred income taxes	262	-
Current portion of long-term debt	4,920	4,728
Total current liabilities	27,273	26,241
LONG-TERM DEBT	74,946	57,924
OTHER LIABILITIES	238	238
DEFERRED INCOME TAXES	11,823	12,086

Total liabilities	114,280	96,489
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $.0001 par value,	14,900	14,900
Authorized 1,000,000 shares, Issued and outstanding 300,000 shares
Common stock, $.0001 par value,	1	1
Authorized 50,000,000 shares, Issuable and outstanding 13,466,836 shares
Additional paid-in capital	64,489	63,906
Accumulated deficit	(20,458)	(28,421)
Accumulated other comprehensive income	732	1,092

Total stockholders’ equity	59,664	51,478

Total liabilities and stockholders’ equity	$173,944	$147,967

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